Exhibit 99.1



                       [U.S. Industries, Inc. Letterhead]


Contact:    Diana Burton
            (908) 767-2255

                                                   For Immediate Release

               USI ISSUES $125 MILLION OF 7 1/4% SENIOR NOTES
                              DUE DECEMBER 1, 2006


LONDON, ENGLAND and ISELIN, NJ, December 12, 1996 -- U.S. Industries, Inc. (NYSE-USI) announced today that it has issued a $125 million offering of senior notes due December 1, 2006.

The 7 1/4% notes, which will be issued by USI American Holdings, Inc. and unconditionally guaranteed by USI, were priced on Friday, December 6, 1996, to yield 7.358%.

USI American Holdings will use the proceeds of the offering to prepay a portion of its existing term loans. It will concurrently enter into a new $750 million unsecured revolving credit facility and prepay the remainder of its existing credit facility at reduced borrowing rates, based upon USI's current credit ratings.

"USI is fortunate to have the opportunity to issue ten year notes which will prepay bank debt ahead of schedule while also extending the overall maturity of our debt profile at favorable rates," said Frank R. Reilly, Senior Vice President and Chief Financial Officer of USI.

The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. USI will agree to register the notes with the Securities and Exchange Commission within a prescribed time period. The issue was rated Baa3 by Moody's Investor Service, BBB- by Duff & Phelps and BB+ by Standard & Poor's.

U.S. Industries, Inc. is a diversified industrial management corporation. Its companies include such well known businesses as Jacuzzi, Ames garden tools, Ertl toys, Rexair vacuum cleaners, Lighting Corporation of America, EJ Footwear, Garden State Tanning and Tommy Armour Golf.



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